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                                                                    EXHIBIT 99.2

                            MINUTES OF MEETING OF THE
                              BOARD OF DIRECTORS OF
                     FIRST AMERICAN INVESTMENT FUNDS, INC.,
                           FIRST AMERICAN FUNDS, INC.,
                      FIRST AMERICAN STRATEGY FUNDS, INC.,
                    AMERICAN STRATEGIC INCOME PORTFOLIO INC.,
                  AMERICAN STRATEGIC INCOME PORTFOLIO INC.-II,
                  AMERICAN STRATEGIC INCOME PORTFOLIO INC.-III,
                         AMERICAN SELECT PORTFOLIO INC.,
                    AMERICAN MUNICIPAL INCOME PORTFOLIO INC.,
                   MINNESOTA MUNICIPAL INCOME PORTFOLIO INC.,
                           AMERICAN INCOME FUND, INC.,
           FIRST AMERICAN MINNESOTA MUNICIPAL INCOME FUND II, INC. AND
                      MOUNT VERNON SECURITIES LENDING TRUST
              Held Monday, June 19 through Wednesday, June 21, 2006

                                      . . .

                APPROVAL OF D&O/E&O INSURANCE AND FIDELITY BOND

                                     . . .

      RESOLVED, that the premiums to provide $50 million of D&O/E&O coverage (including a $10 million independent director-only layer under Chubb's "Option II" as discussed at this meeting) for the policy period ending June 30, 2007 be allocated to each Fund based upon each Fund's proportionate share of the sum of the premiums that would have been paid if such coverage were purchased separately by each of the Funds.

      FURTHER RESOLVED, that the Boards of Directors hereby find that such premiums are fair and reasonable, and that the participation in the joint liability insurance policy is in the best interest of the Funds.

      RESOLVED, that the proper officers be, and they hereby are authorized, upon expiration of the Fidelity Bond on behalf of each of the Funds, to execute a Joint Fidelity Bond with the other affiliated investment companies managed by FAF Advisors, for the period ending June 30, 2007 in an amount to be determined pursuant to the provisions of Rule 17g-1(d) under the Investment Company Act of 1940, as amended; provided that the allocation of the premium be in accordance with a formula under which the Funds pay no more than their pro-rata share of premium based on relative asset size.

      FURTHER RESOLVED, that the officers of the Funds are hereby directed to file such Joint Fidelity Bond with the Securities and Exchange Commission in accordance with the requirements of Rule 17g-1(g).